Exhibit 99.1

Longs Reports Preliminary February Sales

WALNUT CREEK, CA (March 5, 2004) – Longs Drug Stores Corporation (NYSE:LDG) today reported that preliminary total sales for the four-week period ended February 26, 2004 were $358.2 million compared with $342.8 million for the comparable period a year ago, an increase of 4.5%. Pharmacy sales were 47.2% of total drug store sales compared to 46.2% for the comparable period of fiscal 2004.

Preliminary same-store sales increased 2.1% over the same period last year. Pharmacy same-store sales increased 3.2% and front-end same-store sales increased 1.2%.  Longs estimated that February same-store sales were favorably impacted by 200 to 250 basis points as a result of the now ended grocery strike in Southern California.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii.  Through its 471 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.